AMENDMENT TO THE TRANSFER AGENCY AND SERVICES AGREEMENT


         THIS AMENDMENT, dated as of June 30, 1998 is made to the Transfer Agency and Services Agreement dated November 15, 1996 (the "Transfer Agent Agreement") between KOBREN INSIGHT FUNDS (the "Fund") and FIRST DATA INVESTOR SERVICES GROUP, INC. ("Investor Services Group").

WITNESSETH

         WHEREAS, Investor Services Group has developed a recordkeeping service link ("DCXchangesm") between investment companies and benefit plan consultants (the "Recordkeepers") which administer employee benefit plans, including plans qualified under Section 401(a) of the Internal Revenue Code (the "Plans"); and

         WHEREAS, Investor Services Group has entered into agreements with various Recordkeepers relating to the recordkeeping and related services performed on behalf of such Plans in connection with daily valuation and processing of orders for investment and reinvestment of assets of the Plans in various investment options available to the participants under such Plans (the "Participants"); and

         WHEREAS, the Fund, on behalf of the Portfolios set forth in the attached Exhibit 1, desires to participate in the DCXchangesm Program and retain Investor Services Group to perform such services with respect to shares of the Funds ("Shares") held by or on behalf of the Participants as further described herein and Investor Services Group is willing and able to furnish such services on the terms and conditions hereinafter set forth.

         NOW THEREFORE, the Fund and Investor Services Group agree that as of the date first referenced above, the Transfer Agent Agreement shall be amended as follows:


1. Investor Services Group agrees to perform recordkeeping and related services for the benefit of the Plan Participants that maintain shares of the Fund through Plans administered by certain Recordkeepers. Investor Services Group shall subcontract with Recordkeepers to link the Investor Services Group recordkeeping system with the Recordkeepers, in order for the Recordkeepers to maintain Fund shares positions for each Participant. Fund positions of the Participants shall constitute open accounts for which the Fund shall pay to Investor Services Group the annual fees specified in the schedule of fees attached hereto as Schedule A.

2. This Amendment contains the entire understanding between the parties with respect to the transactions contemplated hereby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the Transfer Agent Agreement and related agreements, this Amendment shall control, but the Transfer Agent Agreement and all related documents shall otherwise remain in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.


                                   KOBREN INSIGHT FUNDS

                                   By:   /s/Eric Godes

                                   Title:Vice President


                                   FIRST DATA INVESTOR SERVICES
                                   GROUP, INC.

                                   By:   /s/Robert Guillocheau

                                   Title:Senior Vice President


                                   Schedule A

DCXchangesm Fees

The Fund shall pay Investor Services Group annualized fees of 25 basis points on each Plan Participant account in the respective portfolio that is open during any monthly period. These fees shall be billed by Investor Services Group monthly in arrears on a prorated basis of 1/12 of the annualized fee for all accounts that are open during such month.

- Printing costs, including certificates, envelopes, checks and stationery - Postage (bulk, pre-sort, Zip+4, barcoding, first class) direct pass through to the Fund - Due diligence mailings - Ad hoc reports - Proxy solicitations, mailings and tabulations - Courier services

The Fund shall also reimburse Investor Services Group monthly for such other miscellaneous expenses reasonably incurred by Investor Services Group in performing its duties and responsibilities under this Agreement, as pre-approved by the Fund. The Fund further agrees that any volume discounts achieved by Investor Services Group on behalf of its clients shall be returned by Investor Services Group, unless otherwise agreed to by Investor Services Group and the Fund.

The Fund will pay to Investor Services Group the amount so billed by Federal Funds Wire within fifteen (15) days after the Fund's receipt of the invoice. In addition, with respect to all fees under this Amendment, Investor Services Group may charge a service fee equal to the lesser of (i) one and one half percent (1-1/2%) per month or (ii) the highest interest rate legally permitted on any past due invoiced amounts.

                                    EXHIBIT 1

LIST OF PORTFOLIOS


Kobren Growth Fund
Kobren Moderate Growth Fund
Kobren Conservative Allocation Fund